Exhibit 99.1

Schick Technologies Elects Arthur D. Kowaloff to its Board of Directors

LONG ISLAND CITY, N.Y., October 14, 2004 -- Schick Technologies, Inc. (OTC BB:
SCHK) today announced that Arthur D. Kowaloff has been appointed by its Board of Directors to serve as a Member of the Board, effective October 13, 2004. He will serve as a member of the class of Directors whose terms expire at the Company's Annual Shareholders Meeting in 2005. His appointment brings the Company's total Board membership to eight.

Mr. Kowaloff served as a Managing Director of BNY Capital Markets, Inc. from 1998 to 2003 and as Chief Operating Officer and Senior Managing Director of Patricof & Company Capital Corporation from 1991 to 1998. For two decades prior to joining Patricof, Mr. Kowaloff was an attorney at Willkie Farr & Gallagher, where he served as Senior Partner and Executive Committee Member and specialized in corporate and securities law and mergers and acquisitions. He currently serves as President and Director of the PBP Foundation of New York and as Director of the Orange County Capital Development Corporation. Mr. Kowaloff holds a Juris Doctor degree from Yale Law School.

"We are delighted with Arthur Kowaloff's appointment to our Board of Directors," said Jeffrey T. Slovin, President and Chief Executive Officer. "He has vast experience in the fields of corporate finance, securities, investment banking and mergers and acquisitions, from both a finance and legal perspective, as well as significant administrative, compliance and regulatory expertise. We are confident that he will contribute much to the Board, helping to ensure the Company's future success. In addition, the appointment of another independent Director to the Schick Technologies Board reflects our ongoing commitment to strong corporate governance practices."

"Arthur is a seasoned professional and his appointment complements the strengths of our current Board," added William K. Hood, Chairman of the Board. "We are pleased to welcome him as our newest Director."

Schick Technologies, Inc., an ISO 9001 certified company, designs, develops, and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets. The Company's products, which are based on proprietary digital imaging technologies, create instant high-resolution radiographs and offer significant advantages over conventional x-ray devices.

This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including beliefs as to future contributions to be made by Mr. Kowaloff, and the Company's future success, and any other statements which are not historical. Actual future events, results and trends could differ materially from those set forth in such statements due to various factors, including dependence on distributors, dependence on products, dependence on key personnel, the possibility of changing economic and competitive conditions, technological developments, competition, market uncertainties, fluctuation in results and seasonality, litigation, need for additional financing and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE Schick Technologies, Inc.

CONTACT: Lester Rosenkrantz, Cameron Associates, 212-554-5486